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                                                                    EXHIBIT 10.5

                           [GENERAL MAGIC LETTERHEAD]

      April 16, 2001

      CONFIDENTIAL

      Pericles Haleftiras, Jr.
      5225 Setting Sun Way
      San Diego, CA  92121

      Dear Pat:

      We are very pleased to extend an offer to you to join the General Magic team as Chief Technology Officer, reporting to Kathie Layton. This letter sets out the terms of your employment with General Magic. You will be paid a base salary of $8,884.62 every two weeks ($231,000 annualized), less applicable withholding. You will also receive our standard benefit package as described in the Benefits Summary included in this package.

      As Chief Technology Officer, you will have the opportunity to earn a performance bonus in accordance with General Magic's Performance Bonus Plan, as such plan may be modified over time. This Plan is based upon your achievement of certain performance-based objectives as agreed to by you and your manager, as well as the achievement of certain fiscal Company objectives. Bonus payments, if any, shall be made in accordance with General Magic's Performance Bonus Plan and its normal payroll procedures and will be paid quarterly. Your annual target bonus is set at 60 percent of your annual base pay.

      Subject to the approval of General Magic's Board of Directors ("the Board"), you will be granted an option to purchase 200,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of that stock on your option grant date. One half of these options (100,000) will vest over a period of four years at the rate of 1/4 at the end of twelve months of employment, and 1/48th each month thereafter. The other half (100,000) will vest over a two year period, vesting 1/4 every six months. These options will be granted to you outside the Company's stock option plans and will be governed by and subject to the terms and conditions of the Company's standard form of nonplan stock option agreement. Board meetings typically occur once each quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

      As a condition of your employment, you will be required to sign General Magic's standard Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring appropriate documentation with you on your first day of employment; you cannot be put on General Magic's payroll without it. The required documentation is described within this package.

      General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary, for no specified term, and based on mutual consent. As such, your employment may be terminated by you or General Magic at any time, with or without cause or advance notice.



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      This offer is contingent upon the satisfactory completion of your reference checks This offer is valid until end of day Friday, April 20, 2001. The terms and conditions of this offer letter and the proprietary agreement referenced above supersede any prior written or oral communications with you concerning your employment at General Magic. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the President of General Magic. Please indicate your acceptance of these terms and conditions by signing and dating the enclosed original of this letter and returning it to me. Please retain the duplicate for your records.

      Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.

      Welcome to General Magic!

      GENERAL MAGIC, INC.

      /s/ KATHIE LAYTON
      ---------------------
      Kathie Layton
      President and CEO

      I agree to and accept employment with General Magic, Inc. on the terms and conditions set forth in this letter.

      /s/ PERICLES HALEFTIRAS, Jr.     4/13/01
      ----------------------------
      Pericles Haleftiras, Jr.


      Start Date:_________________